                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               MAF Bancorp, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           [LOGO OF MAF BANCORP, INC.]


                           55th Street & Holmes Avenue
                      Clarendon Hills, Illinois 60514-1500
                                 (630) 325-7300

                                 March 25, 2002

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of MAF Bancorp, Inc., which will be held on Wednesday, May 1, 2002 at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, at 10:00 a.m.

     The attached Notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of MAF Bancorp as well as a representative of KPMG LLP will be present at the meeting to respond to any questions from our shareholders regarding the business to be transacted.

     The Board of Directors of MAF Bancorp has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote "FOR" each of these matters.

     YOUR VOTE IS IMPORTANT. Please sign and return the enclosed proxy card promptly in the postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

     On behalf of the Board of Directors and all the employees of the Company and Mid America Bank, I wish to thank you for your continued support.

                                               Sincerely yours,

                                               /s/ Allen Koranda
                                               Allen Koranda
                                               Chairman of the Board and
                                               Chief Executive Officer

                           [LOGO OF MAF BANCORP, INC.]


                           55th Street & Holmes Avenue
                      Clarendon Hills, Illinois 60514-1500
                                 (630) 325-7300


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held On May 1, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MAF Bancorp, Inc. will be held at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, May 1, 2002 at 10:00 a.m.

     The meeting is for the purpose of considering and voting upon the following matters:

     1. Election of three directors for terms of office of three years each, or until their successors are elected and qualified;

     2. Ratification of the appointment of KPMG LLP as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 2002; and

     3. Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has fixed March 14, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the meeting or any adjournments thereof. In the event there are not sufficient shares represented for a quorum or to approve any one or more of the foregoing proposals at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the meeting will be available at the Company's offices located at Mid America Bank, 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514-1500, for a period of ten days prior to the meeting and will also be available at the meeting.

     Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. Any proxy given by you may be revoked at any time before it is exercised by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person on each matter brought before the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the meeting.



                                              By Order of the Board of Directors


                                              /s/ Carolyn Pihera

                                              Carolyn Pihera
                                              Corporate Secretary



Clarendon Hills, Illinois
March 25, 2002

                           [LOGO OF MAF BANCORP, INC.]


                           55th Street & Holmes Avenue
                      Clarendon Hills, Illinois 60514-1500



                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                   May 1, 2002



Solicitation and Voting of Proxies

     These proxy materials are being furnished to shareholders of MAF Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, May 1, 2002 at 10:00 a.m., and at any adjournments thereof. The 2001 Annual Report to Shareholders and Form 10-K, including the audited consolidated financial statements as of and for the year ended December 31, 2001, accompanies this proxy statement and a proxy card, which are first being mailed to shareholders on or about March 25, 2002.

     Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or present in person at the meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of MAF Bancorp will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the election of the Board of Directors' nominees and "FOR" the approval or ratification of the other specific proposals presented in this proxy statement.

     The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

     The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $4,500, plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or facsimile by directors, officers and regular employees of the Company and Mid America Bank, fsb (the "Bank"), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

     Mailing of Materials. The Securities and Exchange Commission has adopted amendments to the proxy rules permitting companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as "householding," should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. We are not householding materials for our shareholders in connection with the annual meeting, however, we have been informed that certain intermediaries will household proxy materials. If a broker or other nominee holds your shares, this means that:

  . Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify ADP at (800) 542-1061 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

  . You can contact us by calling (630) 986-7535 or by writing to Patricia Llanes, MAF Bancorp, Inc., 55th & Holmes Avenue, Clarendon Hills, IL 60514 to request a separate copy of the annual report and proxy statement for the annual meeting and for future meetings or you can contact your broker to make the same request.

  . You can request delivery of a single copy of annual reports or proxy statements from ADP at the address listed above if you share the same address as another shareholder.

Voting Securities

     The securities that may be voted at the meeting consist of shares of common stock of MAF Bancorp (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the meeting, except as described below. There is no cumulative voting for the election of directors. The close of business on March 14, 2002, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments of the meeting. The total number of shares of Common Stock outstanding on the record date was 23,091,449.

     As provided in Article Fourth of the Company's Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting from shares outstanding any shares held in excess of the 10% limit described in the preceding paragraph) is necessary to constitute a quorum at the meeting.

Shares covered by broker non-votes, if any, will be considered votes cast for purposes of determining the presence of a quorum. In the event there are not sufficient shares represented for a quorum or to approve any proposal at the time of the meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder of record to vote "FOR" election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote "FOR" one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to ratification of KPMG LLP as independent auditors of the Company set forth in Proposal 2, and all other matters that may properly come before the meeting, under the Company's bylaws, unless otherwise required by law, such matters must be approved by a majority of the votes cast. Shares as to which the "ABSTAIN" box has been selected on the proxy card with respect to Proposal 2 will be counted as present and entitled to vote and will have the effect of a vote against the matter. Shares underlying broker non-votes or in excess of the 10% limit described above will not be counted as shares voting on these matters.

     Proxies solicited by this proxy statement will be returned to the proxy solicitor or the Company's transfer agent, and will be tabulated by inspectors of election designated by the Board, who will not be employed by, or act as directors of, the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

     As of the record date, the Company was not aware of any persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock.

Interest of Certain Persons in Matters to be Acted Upon

     With the exception of Allen Koranda, Chairman of the Board and Chief Executive Officer of the Company and the Bank, no person being nominated as a director under Proposal 1, "Election of Directors," is being proposed for election pursuant to any agreement or understanding between any person and MAF Bancorp. Pursuant to his employment agreement with MAF Bancorp, failure to nominate Allen Koranda to the Board of Directors, if followed by his voluntary or involuntary termination, would obligate the Company to make certain payments to him under the terms of his agreement. Payments and other benefits due Allen Koranda under the agreement are described in "Employment and Special Termination Agreements."

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during the year ended December 31, 2001, all required Section 16(a) reports were timely filed except for the following transactions for David Burba: (1) two transactions involving changes in the form of ownership (indirect to direct) over 1,041 shares, which should have been reported in 2000, were not reported until 2001; and (2) a sale of 2,500 shares by Mr. Burba's wife as trustee of a trust was reported one month late.

                     PROPOSALS TO BE VOTED ON AT THE MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS

     Pursuant to the Company's bylaws, the number of directors is set at twelve
(12), unless otherwise designated by the Board. The current number of directors designated by the Board is eleven (11). Following the completion of his term of office ending on May 1, 2002, Henry Smogolski will be retiring as a director of the Company and the Bank. As a result, the Board of Directors has designated that effective May 1, 2002, the number of directors will be reduced to ten (10). Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The three nominees being proposed for election at the meeting to serve a three-year term of office are Allen Koranda, Robert Bowles and David Burba. Each of the nominees currently serves as a director of the Company and the Bank.

     In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for any director is withheld, the shares represented by the enclosed proxy card, if executed, will be voted "FOR" election of each of the nominees.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with respect to Nominees, Continuing Directors and Others

     The table on the following page sets forth the names of nominees, continuing directors, retiring director and "Named Executive Officers," as listed in "Executive Compensation-Summary Compensation Table," their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company, the year in which their terms (or in the case of nominees, their proposed term) as directors of the Company expire, and the amount of Common Stock and the percent thereof beneficially owned by each and all directors and executive officers as a group, as of the record date. Each of the members of the Board of Directors of MAF Bancorp also presently serves as a director of the Bank.


Name and Principal Occupation                     Director of                         Shares of Common
at Present and                                    the Company     Expiration of      Stock Beneficially     Ownership
for the Past Five Years                    Age       Since       Term as Director         Owned (1)         Percentage
-----------------------------              ---    -----------    ----------------    -------------------    ----------


NOMINEES

Allen H. Koranda ......................     56       1989              2005                 919,929(2)         3.93%
Chairman of the Board and Chief
Executive Officer of the Company
and the Bank.  Mr. Koranda is the
brother of Kenneth Koranda.

Robert Bowles, MD ......................    55       1989              2005                  43,969(2)(3)        *
Chairman of the Board of Physician
Associates of Florida, Orlando, Florida,
and practicing physician.

David Burba ............................    54       1999              2005                 292,765(2)         1.27
Executive Vice President of the
Company and the Bank since January,
1999.  Former Chairman and
President, Westco Bancorp, Inc.

CONTINUING DIRECTORS

Joe F. Hanauer .........................     64      1990              2003                 376,079(2)(3)      1.63
Principal of Combined Investments,
L.P., Director and former Chairman
of the Board of Grubb and Ellis Co.,
and Chairman and Director of
Homestore.com, Inc.

F. William Trescott ....................     72      1989              2003                  38,551(2)(3)        *
Assistant Superintendent of
Hinsdale Township High School
District 86, Hinsdale, Illinois until
his retirement in 1994.

Andrew J. Zych .........................     60      1996              2003                 305,152(2)(3)      1.32
Former Director and Executive
Vice President, N.S. Bancorp, Inc.

Terry A. Ekl ...........................     54      1995              2004                  34,353(2)(3)        *
Partner in the law firm
of Connolly, Ekl &
Williams, P.C.

Kenneth Koranda ........................     52      1989              2004               1,150,363(2)         4.92
President of the Company and the
Bank.  Mr. Koranda is the brother
of Allen H. Koranda.

Lois B. Vasto ..........................     68      1989              2004                  58,329(2)(3)        *
Senior Vice President/Loan
Operations of the Company and
the Bank until her retirement in
January, 1997.  Ms. Vasto served
as a consultant to the Bank until
December 31, 1997.


Name and Principal Occupation            Director of                         Shares of Common
at Present and                           the Company     Expiration of      Stock Beneficially    Ownership
for the Past Five Years           Age       Since       Term as Director        Owned (1)         Percentage
-----------------------------     ---    -----------    ----------------    ------------------    ----------

CONTINUING DIRECTORS

Jerry A. Weberling .............  50         1998             2004               225,275(2)           *
Executive Vice President and
Chief Financial Officer of the
Company and the Bank.

RETIRING DIRECTOR

Henry Smogolski ................  70         1996             2002               205,832(2)(3)        *
Former Chairman of the Board
and Chief Executive Officer,
N.S. Bancorp, Inc.

NAMED EXECUTIVE
OFFICERS (who are not
directors)

Kenneth B. Rusdal ..............  60          N/A              N/A               122,340(2)           *
Senior Vice President-Operations
and Information Systems of the
Company and the Bank.

Stock Ownership of all Directors                                               4,383,237(2)(4)      17.94%
and Executive Officers
as a Group (19 persons).

* Less than 1%

------------------------
(1) "Shares of Common Stock Beneficially Owned" includes: stock held in joint tenancy; stock owned as tenants in common; stock owned or held by a spouse or other member of the individual's household; stock allocated, purchased or owned for the benefit of the individual through an employee benefit plan of the Company or Bank; and stock subject to options currently exercisable or exercisable within 60 days of March 14, 2002. Each person whose shares are included herein is deemed to have sole or shared voting and dispositive power as to the shares reported.

(2)   Includes 295,018, 292,597, 118,563, 29,637 and 94,749 shares for Messrs.
      A. Koranda, K. Koranda, Weberling, Burba and Rusdal, respectively, which may be acquired pursuant to options granted under the Company's stock option plans. Also includes 15,750, 15,750, 15,750, 16,875, 19,125, 11,250 and 16,875 shares for Messrs. Bowles, Hanauer, Trescott, Zych, Ekl, Ms. Vasto and Mr. Smogolski respectively, which may be acquired pursuant to options granted under the Company's options plans. Total shares for all directors and executive officers include 1,343,502 shares subject to options granted under Company option plans.

(3) Excludes 329 unallocated shares held by the Mid America Bank Management Recognition and Retention Plans and Trusts (the "MRPs") which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting of such shares is directed by the non-employee directors of the Bank. As a result of this shared voting authority, each non-employee director of the Bank may be deemed to be the beneficial owner of all such shares.

(4) Except to the extent shares have been allocated to the accounts of directors and executive officers, the total stock ownership of directors and executive officers as a group does not include shares owned by the Mid America Bank Employee Stock Ownership Plan and Mid America Bank Employees' Profit Sharing Plan. Certain executive officers of the Company comprise the plan committees that administer the plans. In addition to the shares included in the group total, there were a total of 1,088,365 shares held by the plans as of the record date.

Meetings of the Board and Committees of the Board

     During the year ended December 31, 2001, the Board of Directors of the Company held eleven regular meetings. During the year, all directors attended at least 75% of the aggregate number of total Board meetings held and total meetings of committees on which such director served except Mr. Ekl. The Board of Directors of the Company maintains a number of committees, certain of which are described below.

     The Executive Committee consists of Allen Koranda (Chairman), Kenneth Koranda, Lois Vasto and Robert Bowles. This committee generally meets as needed and is charged with the responsibility of overseeing the business of the Company. The Executive Committee has the power to exercise most of the powers of the Board of Directors in the intervals between meetings of the Board. The Executive Committee held three meetings during 2001.

     The Audit Committee consists of F. William Trescott (Chairman), Joe F. Hanauer and Henry Smogolski. This committee is responsible for assisting the Board in the oversight of the Company's accounting, reporting and financial controls practices and reports to the Board of Directors concerning audit activities and the results of examinations and any other related matters affecting the Company and the Bank. The Audit Committee met eight times during 2001. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The formal report of the Audit Committee with respect to the year 2001 is shown later in this proxy statement.

     The Administrative/Compensation Committee consists of Robert Bowles (Chairman), F. William Trescott, Terry Ekl and Andrew Zych. This committee is responsible for administering various benefit plans and for reviewing and making recommendations to the Board concerning compensation and other related benefit plans applicable to the Company's executive officers. The
Administrative/Compensation Committee met seven times during 2001.

     The Nominating Committee consists of Kenneth Koranda, Robert Bowles and Lois Vasto. Kenneth Koranda replaced Allen Koranda on this committee in May 2001. This committee recommends to the Board of Directors the nominees to stand for election at the Company's annual meeting of shareholders. Any nominations other than the Board of Directors' slate must comply with the Company's bylaws with regard to a shareholder slate. The Company's bylaws provide procedures for shareholder nominations for director, as well as for any other proposals by shareholders of business to be brought before the meeting. See "Notice of Business to be Conducted at an Annual Meeting." The Nominating Committee met two times during 2001.

     The Asset/Liability Management Committee consists of Jerry Weberling (Chairman), Robert Bowles, Joe Hanauer, Allen Koranda, Kenneth Koranda, Gerard Buccino and Michael Janssen. The Committee's function is to assist the Board of Directors in monitoring and overseeing the Company's interest rate risk and credit risk exposure. This committee is also responsible for implementation of the Company's overall asset/liability management and credit policies and for overseeing and making recommendations to the Board concerning other financial areas of the business, including financing transactions, capital utilization and dividend policy. The Asset/Liability Management Committee met eleven times in 2001.

Directors' Compensation

     Directors' Fees. All directors receive annual directors fees of $20,000 ($21,000 beginning in January 2002), and directors who are not also officers receive an additional fee of $450 for each Board meeting and annual meeting attended. Three former directors who continue to serve as director emeriti are paid an annual retainer of $8,600 ($9,000 beginning in January 2002) plus $100 for each Board meeting they attend. Hugo Koranda, former Chairman of the Board of Directors of the Bank, who presently serves as Chairman Emeritus, is paid an annual retainer of $20,000 ($21,000 beginning in January 2002) plus $450 for each Board meeting he attends.

     Directors' Deferred Compensation Plan. The Bank maintains the Mid America Bank, fsb Directors' Deferred Compensation Plan. Under the plan, directors may annually elect to defer up to 100% of their annual directors' fees. Directors may choose whether to have their deferred amounts earn interest at 130% of the Moody's Corporate Bond Rate, or be invested in the Common Stock of MAF Bancorp. Generally, upon attaining the age of 65 (or, pursuant to an election made by a director, at the later of termination of service or attaining the age of 65), directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in Common Stock, the associated number of MAF Bancorp shares plus accrued dividends. Such amounts are payable in a lump sum or in installments over a period of time not to exceed fifteen years. Death benefits are provided to the beneficiaries of the plan participants. The amount of deferred directors' fees in 2001 is included in "Executive Compensation-Summary Compensation Table" for the individuals named therein. The shares purchased on behalf of directors through the plan and allocated to directors' accounts are included in beneficial ownership shown in "Information with respect to Nominees, Continuing Directors and Others," for each director and for all directors and executive officers as a group.

     Health Insurance Plan. The Bank maintains a health insurance plan for its non-employee directors, under which directors electing to be covered under the plan must contribute certain amounts to receive coverage under the plan.

     Option Plans. During 2001, each non-employee director of the Company received a grant of 2,250 options under the MAF Bancorp, Inc. 2000 Stock Option Plan, at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

Report of the Audit Committee

     The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information, by reference, and shall not otherwise be deemed filed under such Acts.

     In accordance with its written charter adopted by the Board, the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee has considered and discussed with the auditors whether the provision of non-audit services or any other relationships impacted their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and internal auditors, their audit plans, audit scope and identification of audit risks.

     Management of the Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements and for maintaining appropriate accounting principles, financial reporting policies, internal financial controls and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's consolidated financial statements and expressing an opinion on the consolidated financial statements as to their conformity with accounting principles generally accepted in the United States of America.

     During 2001, the Committee met eight times. They met to discuss the results of the internal audit examinations, and also met with the Chief Financial Officer, Controller, independent auditors and Director of Internal Audit to review and discuss the unaudited interim financial information contained in each Form 10-Q filing prior to filing them with the SEC. In addition, the Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2001, with management and the independent auditors. The Committee also discussed and reviewed with the independent auditors communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and with management present, discussed and reviewed the results of the independent auditors' examination of the consolidated financial statements.

     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company's auditors are in fact "independent."

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above, the Committee has recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred with such recommendation.

     Submitted by the Audit Committee of the Company's Board of Directors

           F. William Trescott, Chairman
           Joe F. Hanauer
           Henry Smogolski

Executive Compensation

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report. Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company's Administrative/Compensation Committee (the "Compensation Committee") has prepared the following report for inclusion in this proxy statement.

     The Compensation Committee is composed solely of independent outside directors. The entire Board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Company, and the requirements of appropriate regulatory agencies. Directors who do not sit on the Compensation Committee also participate in executive compensation matters through the review, discussion and ratification of Compensation Committee actions.

     Executive Compensation Philosophy. The Compensation Committee has the following goals for the compensation programs relating to the executives of the Company and the Bank:

   . to provide motivation for the executives to enhance earnings per share results by linking a portion of their compensation to the Company's financial performance;

   . to provide motivation for the executives to enhance shareholder value by linking a portion of their compensation to the future appreciation in the value of the Company's Common Stock;

   . to retain the executive officers who have led the Company to high performance levels and allow the Company to attract high quality executives in the future by providing total compensation opportunities which are consistent with competitive norms of the industry and the Company's level of performance; and

   . to maintain reasonable "fixed" compensation costs by targeting base salaries at competitive average to moderately above average levels.

     For purposes of determining the competitive compensation market for the Company's executives, the Compensation Committee has reviewed the compensation paid to top executives of thrifts with total assets and performance results (return on equity) comparable to those of the Company. This information was generally derived from peer group data taken from the SNL Securities Executive Compensation Review, which covers publicly-held thrifts (the "SNL Public Thrift Survey"). In reviewing peer group data, the Compensation Committee chose to use information contained in the SNL Public Thrift Survey because these institutions, similar to the Company, are all publicly-held thrifts or thrift holding companies and many, although not all, of these institutions are included in the peer group index used in the stock performance graph. In addition, the Compensation Committee reviewed the compensation paid to top executives of certain Illinois banks of comparable asset size and reviewed the salary history and performance levels of each of the executive officers in determining appropriate compensation levels.

     In addition to the information cited above, the Compensation Committee, in making compensation decisions for 2001, considered the excellent earnings results over the past few years. The positive trend continued during 2001 as diluted earnings per share increased to $2.56 per share in 2001 compared to $2.40 per share for 2000 and $2.07 per share for 1999.

     During 2001, executive officers' compensation consisted principally of salary, annual incentive bonuses, long-term performance awards and stock option grants. The Committee believes the salaries are generally in the average range compared to other thrift institutions of comparable asset size. The Committee pursues the goal of linking executive compensation to the Company's financial performance through awards under the Company's annual incentive plan, and linking executive compensation to the Company's stock price performance through awards under the long-term incentive plan and stock option plans. All awards under these plans are intended to motivate executives to take actions that will favorably impact the Company's long-term, as well as annual, profitability.

     Under the MAF Bancorp Executive Annual Incentive Plan (the "Annual Incentive Plan"), executives are classified into three groups, based on their relative position within the Company, with target annual bonuses (as a percentage of base salary) equal to 60%, 50% and 45%, respectively. Target bonuses are paid if targeted company net income or diluted earnings per share goals established at the beginning of each fiscal year are met and if certain safety and soundness standards are maintained. Annual bonus awards can range from 0% to 150% of the target awards depending on how actual net income or diluted earnings per share ("EPS") compares to the targeted company goal. Awards will be (1) 50% of the targeted awards if net income/EPS equals a threshold performance level (90% of targeted net income/EPS), (2) 150% of the targeted awards if net income/EPS equals a superior performance level (110% of targeted net income/EPS) or (3) 0% of the targeted awards if net income/EPS is below the threshold performance level or if certain safety and soundness standards are not maintained. A subjective analysis of an executive's individual performance can also increase or decrease his award opportunity, although for 2001, this was not used as a criteria in determining annual bonuses.

     In 2001, EPS equaled approximately 102% of the targeted goal. As a result of this performance, and having met the safety and soundness standards, annual bonuses equal to 67.2% of base salaries were paid to Messrs. A. Koranda and K. Koranda and annual bonuses equal to 56.0% of base salaries were paid to Messrs. Weberling, Burba and Rusdal.

     The MAF Bancorp Shareholder Value Long-Term Incentive Plan (the "Long-Term Incentive Plan") grants performance units annually to executives in target amounts equal to 30%, 25% and 22.5% of their base salaries, based on executives' respective classification in one of three groups. The value of performance units is determined at the end of a three-year period based on the stock price performance of MAF Bancorp versus the S&P 500 Index. In order for the performance units to be worth their targeted value, the stock price performance of MAF Bancorp (including reinvested dividends) must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the stock price performance ranks in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value. If the Company's stock price performance does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, the performance units will have no value. Further, the plan will not be activated and the performance units will have no value (regardless of stock price performance relative to the S&P 500 Index) if MAF Bancorp's stock price appreciation, including reinvested dividends, does not exceed a certain minimum total return threshold for the three-year period. The value of long-term performance units granted to executives on January 1, 2001 will be determined at the end of the three-year performance period ending on December 31, 2003, and cash payments equal to the value of the units will be made at that time.

     Long-term performance units granted on January 1, 1999 were valued at the end of their three-year performance period on December 31, 2001. The total return on MAF Bancorp Common Stock (including reinvested dividends) was 17.2% during this performance period and ranked in the 54th percentile when compared to the S&P 500 Index. As a result, following the end of the performance period ended on December 31, 2001, executives participating in the plan received a payout for the long-term incentive plan units awarded in 1999, as reflected in the summary compensation table below.

     The MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, as amended (the "1990 Plan"), and the MAF Bancorp, Inc. 2000 Stock Option Plan (the "2000 Plan"), provide the Compensation Committee with the authority to grant discretionary option awards to executives, directors and employees at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Discretionary awards of options to executive officers, including the Chief Executive Officer, for 2001 were based on a number of factors, including the Company's continued strong financial performance as described above and each executive officer's individual performance, level of responsibility and position within the Company.

     Chief Executive Officer. The Chief Executive Officer's compensation for 2001 consisted principally of the following components:

  .  Salary
  .  Incentive Bonus
  .  Long-Term Performance Units
  .  Stock Option Grants

     The Chief Executive Officer's total base compensation consists of a base salary and an annual retainer as a director of the Company and the Bank. The annual base salary effective January 1, 2001 was $331,000 and the annual director retainer was $20,000. The Committee believes the Chief Executive Officer's base salary is comparatively average to lower than average in his peer group. The base salary increased 5.1% over the prior year, and the annual director retainer increased $2,000. The annual incentive bonus for 2001 was based on the Annual Incentive Plan described above.

     The target amount of long-term performance units granted to the Chief Executive Officer at the beginning of 2001 was equal to 30% of his prior year base salary. As discussed above, the value of these long-term performance units will be determined at the end of the three-year performance period ending on December 31, 2003. Cash payments under the Long-Term Incentive Plan were made to the Chief Executive Officer for 2001 based on performance units granted on January 1, 1999.

     Based on action taken by the Compensation Committee in December 2001, the Chief Executive Officer was awarded a discretionary grant of 50,000 stock options for 2001, on the basis of the factors described above.

     Section 162(m). The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact, if any, of such provisions and take such actions as it deems appropriate.

     Submitted by the Administrative/Compensation Committee of the Company's Board of Directors

           Robert Bowles, MD (Chairman)
           Terry Ekl
           F. William Trescott
           Andrew J. Zych

     Compensation Committee Interlocks and Insider Participation. Terry Ekl, a director of the Company and a member of the Compensation Committee, is a partner in the law firm of Connolly, Ekl & Williams, P.C. During 2001, the Bank paid that firm $278,577 for legal services rendered. The same law firm leases office space in the Bank's main office building and paid rents to the Bank in the amount of $115,992 during 2001.

     Four individuals, Messrs. A. Koranda, K. Koranda, D. Burba and J. Weberling, who are executive officers of the Company serve on the board of directors of the Bank. These same individuals are also executive officers of the Bank and serve as directors of the Company.

     Stock Performance Graph. The following graph shows a comparison of cumulative total shareholder return (including reinvested dividends) on the Company's Common Stock, with the cumulative total returns of both a broad-market index and a peer group index for the period December 31, 1996 through December 31, 2001. The broad-market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan securities. The data was provided by Media General Financial Services. The shareholder returns are measured based on an assumed investment of $100 on December 31, 1996.

            Comparison of Cumulative Total Return Among MAF Bancorp,
                    Nasdaq Market Index and Peer Group Index

                                    [GRAPH]

                       12/31/96    12/31/97    12/31/98     12/31/99    12/29/00    12/31/01
                       --------    --------    --------     --------    --------    --------
MAF Bancorp             100.00      154.00      174.82      140.25      194.19      204.81
Peer Group Index        100.00      168.14      147.39      118.49      192.07      204.19
Nasdaq Market Index     100.00      122.32      172.52      304.29      191.25      152.46


  A. The lines represent yearly index levels derived from compounded returns that include all dividends.
  B.  If the fiscal year end is not a trading day, the preceding day is used.
  C.  The Index level for all series was set to $100.00 on 12/31/96.

     Summary Compensation Table. The following table shows, for the years ended December 31, 2001, 2000 and 1999, the cash compensation paid, as well as certain other compensation paid or accrued for those periods, to the Chief Executive Officer and the other four highest paid executive officers ("Named Executive Officers") of the Company.

                                              Annual Compensation                   Long Term Compensation
                                       -----------------------------------    ----------------------------------
                                                                                        Awards           Payouts
                                                                              -------------------------  -------
                                                                Other                       Securities
                                                                Annual        Restricted    Underlying    LTIP      All Other
 Name and Principal                     Salary      Bonus       Compen-          Stock       Options/    Payouts   Compensation
      Position                  Year    ($)(1)     ($)(2)     sation($)(3)     Awards($)     SARs#(4)      ($)        ($)(5)
---------------------           ----   --------   --------   -------------    ----------   -----------   -------   ------------
Allen H. Koranda;               2001   $350,391   $222,734         -               -          50,000     $50,750      $53,654
Chairman of the Board           2000    333,840    222,114         -               -          50,000      39,648       51,747
& Chief Executive Officer       1999    316,429    173,359         -               -         114,971      19,320       35,712

Kenneth Koranda;                2001    350,391    222,734         -               -          50,000      50,750      $76,782
President                       2000    333,840    222,114         -               -          50,000      39,200       69,874
                                1999    316,429    173,359         -               -         114,971      18,984       47,970

Jerry A. Weberling;             2001    241,539    124,624         -               -          30,000      24,850      $22,650
Executive Vice President and    2000    229,016    123,534         -               -          25,000      18,984       26,984
Chief Financial Officer         1999    215,935     92,589         -               -          52,612       9,128       19,289

David Burba;                    2001    244,616    126,304       536               -           2,250      28,700      $20,178
Executive Vice President        2000    234,016    126,464         -               -          15,000           -      234,933
                                1999    221,800     94,899         -               -          33,344           -      662,966

Kenneth B. Rusdal;              2001    191,539    107,824         -               -          25,000      20,160      $21,726
Senior Vice President -         2000    179,616    105,934         -               -          20,000      15,400       24,465
Operations and Information      1999    169,000     78,739         -               -          41,309       5,544       16,409
Systems

-----------------------
(1) Includes amounts deferred under the Bank's deferred compensation plan and profit sharing/401(k) plan and includes directors' fees earned by Messrs.
      A. Koranda, K. Koranda, Weberling and Burba.
(2) Includes bonuses earned pursuant to the Bank's annual incentive plan, which bases bonuses upon percentages of officers' salaries if the Bank meets certain financial performance goals.
(3) Except as otherwise noted in the table, for 2001, 2000 and 1999, there were no (a) perquisites in excess of the lesser of $50,000, or 10% of the individual's total salary and bonus for the years; (b) payments of above-market preferential earnings on deferred compensation, except as disclosed in footnote (5); (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(4) Option grants listed in the table were made pursuant to the 1990 Plan, 2000 Plan and the Premium Plan. Option grants shown for 2000 were made in January 2001 but relate to 2000 service. Options granted to the Named Executive Officers under these plans become exercisable at various dates as determined at the time of grant by the Administrative/Compensation Committee of the Board of Directors. Options awarded under the Premium Plan were granted at an exercise price equal to 133% of the fair market value of the Common Stock on the date of grant. Options awarded under the 1990 Plan and 2000 Plan are granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Options granted to Named Executive Officers for 2001 have exercise prices of $28.16 per share. Options granted to Named Executive Officers for 2000 have exercise prices of $25.94 per share. Options granted during 1999 have exercise prices of $27.06 and $21.84 per share (under the 1990 Plan) and $35.99 and $29.05 per share (under the Premium Plan). Options granted include limited rights, which are generally exercisable upon a change in control. Options granted for 2001 and 2000 include a feature that provides for an automatic additional grant of options in instances in which shares are surrendered for the payment of exercise price amounts and/or withheld for the payment of taxes.

      (footnotes continued on next page)

(5) Includes for 2001: (1) contributions to the Company's Employee Stock Ownership Plan of 235 shares each for Messrs. A. Koranda, K. Koranda, Weberling, Burba and Rusdal, valued at the year-end stock price of $29.50 per share; (2) contributions to the Bank's profit sharing plan, representing discretionary employer contributions, 401(k) employer-matching contributions and forfeiture allocations, of $6,135 each for Messrs. A. Koranda, K. Koranda, Weberling, Burba and Rusdal; and (3) amounts accrued in the deferred compensation plan, relating to the excess of the plan's interest rates over 120% of the applicable federal long-term interest rates, of $40,587, $63,715, $9,583, $7,111 and $8,659 for Messrs. A.
     Koranda, K. Koranda, Weberling, Burba and Rusdal, respectively.


Employment and Special Termination Agreements

     The Company and the Bank have entered into employment agreements with Allen Koranda, Kenneth Koranda and Jerry Weberling, and the Company has entered into an employment agreement with David Burba. The Company and the Bank have also entered into special termination agreements with certain executive officers of the Company and the Bank, including Kenneth Rusdal. Such employment and special termination agreements are designed to ensure that the Company and the Bank will be able to maintain a stable and experienced management base.

     Employment Agreements. The employment agreements with Messrs. A. Koranda,
K. Koranda and Weberling provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements for an additional year so that the remaining terms shall be approximately three years. The agreements provide for an annual base salary, which is reviewed annually, to be paid by the Bank, or the Company in lieu of the Bank, in an amount that is not less than that which was paid to each executive in 1990. In addition to base salary, each agreement provides, among other things, for participation in benefit plans and other fringe benefits applicable to executive officers.

     The agreements with Messrs. A. Koranda, K. Koranda and Weberling provide for termination by the Company and the Bank for "cause," as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate an executive's employment for reasons other than as a result of a change in control (as defined in the agreements) and other than for cause, or in the event of an executive's resignation from the Company or the Bank upon (i) failure to re-elect executive to the executive's current offices and, in the case of Messrs. A. Koranda or K. Koranda, to re-nominate him as a director of the Company and the Bank; (ii) a material lessening of the executive's functions, duties or responsibilities; (iii) a liquidation, dissolution, consolidation or merger in which the Company or the Bank is not the resulting entity; or (iv) a breach of the agreement by the Company or the Bank, the executive or, in the event of death, the executive's beneficiary, as the case may be, would be entitled to a payment equal to the greater of the amount payable to the executive for the remaining term of the agreement or three times the executive's average annual salary and Annual Incentive Plan bonus paid over the prior three years. The Company and the Bank would also continue the executive's life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank's life, health and disability plans prior to the change in control. If termination results from a change in control of the Company or the Bank, as defined in the agreements, followed by the executive's subsequent termination of employment, the executive would be entitled to a termination payment equal to three times the executive's average annual salary and Annual Incentive Plan bonus paid over the prior three years (which, if payable currently, would result in payments of approximately $1,572,000, $1,572,000 and $978,000 for Messrs. A. Koranda, K. Koranda and Weberling, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below) and continued benefits as described above and certain benefits provided under the Bank's benefit plans.

     The employment agreement with Mr. Burba, effective in January 1999, was entered into in connection with the merger of Westco Bancorp, Inc. with MAF Bancorp, Inc. on December 31, 1998. The agreement, pursuant to which Mr. Burba serves as an Executive Vice President of the Company and the Bank, provides for a three-year term with an annual base salary of $205,000 and entitles Mr. Burba to participate in employee benefit plans of the Company and the Bank, including annual and long-term incentive programs, on the same basis as similarly-situated executives. The agreement also entitled Mr. Burba to certain additional payments, all of which were fully paid in prior years. The agreement with Mr. Burba permits termination by the Company for "cause," as defined in the agreement, at any time. The agreement was amended in October 2001 and extended for an additional year. Under the amended agreement, Mr. Burba's salary for 2002 will be $125,000 and his participation in the Company's executive benefit plans will be limited. In the event Mr. Burba's employment is involuntarily terminated other than for cause, or Mr. Burba resigns due to a breach of the agreement by the Company or the Bank prior to the expiration of the remaining term, his salary and insurance benefits will be paid for the balance of the term.

     In connection with the 1999 employment agreement, the Company and Mr. Burba also entered into a non-competition agreement pursuant to which Mr. Burba has agreed that for a period of 24 months following his termination of employment, he will not, without the Company's prior consent, engage or participate in depository, lending or other financial services businesses in any community in which the Company or the Bank or any of their affiliates has a financial institution or branch or has sought regulatory approval to acquire or establish a financial institution or branch at the time of termination of employment, or in any community within a prescribed radius of any such institution or branch. The agreement also imposes confidentiality restrictions on Mr. Burba and restricts him from soliciting or encouraging employees of the Company or the Bank to terminate employment. As separate consideration for these restrictive covenants, the Company or the Bank will be obligated to make monthly payments of $15,000 to Mr. Burba during the 24-month period following his termination of employment. Such payments will be made to his beneficiary in the event of his death.

     Special Termination Agreements. Special termination agreements among the Company, the Bank and certain executive officers, including Kenneth Rusdal, provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements so that the remaining term shall be approximately three years. Each agreement provides that at any time following a change in control of the Company or the Bank, as defined in the agreements, if the Company or the Bank were to terminate the executive's employment for any reason other than "cause," as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the executive would be entitled to receive a termination payment in an amount equal to three times his or her average annual salary and Annual Incentive Plan bonus paid over the three previous years of his or her employment (which would result in a current payment of approximately $839,000 for Mr. Rusdal, exclusive of any additional payment which may be due to him relating to the reimbursement of excise taxes, as discussed below). The Company and the Bank would also continue the executive's life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank's life, health and disability plans prior to the change in control.

     Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under
Section 280G of the Internal Revenue Code (the "Code"), which may result in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. The agreements provide that benefits payable following a change in control will, in most cases, be increased by the amount necessary to reimburse the executive officer for the amount of the excise tax and any related tax due on such reimbursement payment.

Supplemental Executive Retirement Plan

     The Bank has a supplemental executive retirement plan ("SERP") for the purpose of providing certain retirement benefits to executive officers and other corporate officers approved by the Board of Directors. The annual retirement plan benefit under the SERP is calculated equal to 2% of final average salary times the years of service after 1994, or such later date that a participant enters the plan ("Years of Service"). Except in the case of Mr. Burba, ten additional Years of Service will be credited to participants in the event of a change in control transaction, although in no event may total Years of Service exceed the lesser of 20 years or the Years of Service at age 68. The maximum annual retirement benefit is equal to 40% of final average salary. Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. The SERP also provides for certain death benefits to the extent such amounts exceed a participant's accrued benefit under the SERP at the time of death.

     The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final average salary amounts and service periods.


                                 Years of Credited Service (1)(2)
       Final Average             --------------------------------
          Salary             5           10           15           20
       -------------     --------     --------     --------     --------
         $ 80,000        $ 8,000       $16,000     $ 24,000     $ 32,000
          120,000         12,000        24,000       36,000       48,000
          160,000         16,000        32,000       48,000       64,000
          200,000         20,000        40,000       60,000       80,000
          240,000         24,000        48,000       72,000       96,000
          280,000         28,000        56,000       84,000      112,000
          320,000         32,000        64,000       96,000      128,000
          360,000         36,000        72,000      108,000      144,000
          400,000         40,000        80,000      120,000      160,000
          440,000         44,000        88,000      132,000      176,000

(1) Benefits shown are computed on the basis of a single life annuity. Other forms of benefit payments are available under the SERP and would be determined based on the actuarial equivalent amount of the single life annuity payment.

(2) Messrs. A. Koranda, K. Koranda, Weberling and Rusdal have seven credited years of service as of December 31, 2001 and Mr. Burba has three credited years of service.


Option Plans

     The Company maintains the 1990 Plan and 2000 Plan, which provide for discretionary stock option awards to officers, directors and employees as determined by the Compensation Committee. As of the record date, a total of 3,390,010 options have been granted under the 1990 Plan and 2000 Plan of which 2,090,052 remain outstanding. A total of 1,023,154 options remain to be issued under the 1990

Plan and the 2000 Plan. The table below lists all grants of options (and limited rights) under the 1990 Plan and 2000 Plan to the Named Executive Officers for the year ended December 31, 2001, and contains certain information about grant-date valuation of the options.

     The Company also maintains the Premium Plan, which provides for stock option awards to officers, directors and employees as determined by the Compensation Committee. Under the Premium Plan, options are granted to executive officers at 133% of the fair market value of the Common Stock on the date of grant and are granted to non-employee directors at 110% of the fair market value of the Common Stock on the date of grant. Thus, no executive officer or director will derive any financial benefit from the grant of options under the Premium Plan until such time as shareholders have benefited from considerable stock price appreciation. As of the record date, a total of 556,875 options have been granted under the Premium Plan of which 499,370 remain outstanding. No options remain to be issued under the Premium Plan. There were no grants of options under the Premium Plan during the year ended December 31, 2001.

                   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (1)

                                Individual Grants

                         Number of
                        Securities     Percent of Total
                        Underlying        Options/SARs
                       Options/SARs        Granted to      Exercise or Base
                          Granted         Employees in           Price         Expiration         Grant Date
Name                      (#)(2)           Fiscal Year      ($/Share)(3)(4)     Date (5)     Present Value ($)(6)
----                   ------------    ----------------    ----------------    ----------    --------------------
Allen H. Koranda          50,000              9.4%          $   28.16           12/13/11           $593,500

Kenneth Koranda           50,000              9.4               28.16           12/13/11            593,500

Jerry A. Weberling        30,000              5.6               28.16           12/13/11            356,100

David Burba                2,250              0.4               28.16           12/13/11             26,708

Kenneth B. Rusdal         25,000              4.7               28.16           12/13/11            296,750

--------------------------------

(1) The options shown in this table were granted on December 13, 2001 under the 1990 Plan and 2000 Plan and relate to service performed in 2001. The table does not include for any purpose, options granted on January 11, 2001 which relate to service performed in 2000.

(2) Options granted for 2001 service become exercisable in various installments between 2002-2005 with respect to Messrs. A. Koranda, K. Koranda, Weberling, Burba and Rusdal. To the extent not already exercisable, the options become exercisable upon a change in control, as defined in the plan. In addition, vesting of options may be accelerated by the Compensation Committee.

(3) The purchase price may be made in cash or in whole or in part through the surrender of previously-held shares of Common Stock at the fair market value of such shares on the date of exercise. The exercise price of stock options granted to the Named Executive Officers was equal to 100% of the fair market value of the Common Stock on the date the options were granted.

     (footnotes continued on next page)

(4) Options are subject to limited rights (SARs) which may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the optionee would receive a cash payment (or at the discretion of the Compensation Committee, a like payment of shares of Common Stock) equal to the difference between the exercise price of the related option and the fair market value of the underlying shares of Common Stock on the date the limited right is exercised, multiplied by the number of shares to which such limited rights are exercised.

(5)  The option term is ten years.

(6) The method used is a variation of the Black-Scholes option pricing model and reflects the following assumptions as of the December 13, 2001 grant date for the options shown in the table: (a) fair market value of the Common Stock on the date of grant equal to $28.16 per share; (b) expected dividend yield on the Common Stock of 1.70%; (c) calculated volatility of the price of the Common Stock equal to 33.16%, determined based on the closing end-of-week stock prices for the most recent 104 weeks ending prior to the date of grant; and (d) a risk-free interest rate equal to 5.07%. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes valuation model.

     The following table shows options exercised by the Named Executive Officers during 2001, including the aggregate value of such options realized on the date of exercise. In addition, the table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 2001. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                        Number of Securities       Value of Unexercised in-the-
                                                       Underlying Unexercised          Money Options/SARs at
                                                       Options/SARs at Fiscal             Fiscal Year-End
                                                           Year-End(#)                        ($)(1)
                    Shares Acquired                    ----------------------      ----------------------------
                          On              Value
Name                  Exercise(#)      Realized($)    Exercisable/Unexercisable    Exercisable/Unexercisable
----                ---------------    -----------    -------------------------    -------------------------
Allen H. Koranda           -                -             290,757/114,733             $3,536,066/$402,320
Kenneth Koranda            -                -             288,336/114,733              3,497,643/ 402,320
Jerry Weberling            -                -             114,868/ 58,694              1,066,455/ 172,378
David Burba                -                -             111,257/ 21,406              2,117,189/ 108,750
Kenneth Rusdal             -                -              91,054/ 48,694                928,697/ 141,043

-----------------------------------
(1) Market value of underlying securities at December 31, 2001 ($29.50 per share), minus the exercise or base price per share.

Long-Term Incentive Plan

     The table below provides certain information relating to performance units granted to the Named Executive Officers under the MAF Bancorp Shareholder Value Long-Term Incentive Plan during the year ended December 31, 2001. The value of the performance units, if any, is to be paid in cash to the recipient at the end of a three-year performance period. The value of the units is to be determined based on the stock price performance (including reinvested dividends) of MAF Bancorp Common Stock relative to the S&P 500 Index.

                LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                                           Performance              Estimated Future Payouts
                          Number of         or Other         Under Non-Stock Price Based Plans (1)
                           Shares,         Period Until      -------------------------------------
                        Units or Other     Maturation        Threshold       Target       Maximum
      Name                 Rights(#)        or Payout        ($ or #)       ($ or #)      ($ or #)
  --------------        --------------    -------------      ---------      --------      --------
Allen H. Koranda             945             3 years          $47,250        $94,500      $189,000

Kenneth Koranda              945             3 years           47,250         94,500       189,000

Jerry A. Weberling           525             3 years           26,250         52,500       105,000

David Burba                  538             3 years           26,900         53,800       107,600

Kenneth B. Rusdal            450             3 years           22,500         45,000        90,000

---------------------------

(1) The threshold, target and maximum payments are based on MAF Bancorp stock price appreciation (including reinvested dividends) ranking in the 50th, 60th and 90th percentile of the S&P 500 Index at the end of the three-year performance period. No payout is to be made if MAF Bancorp's stock price performance ranks below the 50th percentile at the end of the performance period or if MAF Bancorp's stock price performance for the three-year period is below a minimum total return threshold, regardless of stock price performance relative to the S&P 500 Index.

Transactions with Certain Related Persons

     Directors, officers and employees of the Company and its subsidiaries are eligible to apply for mortgage, home equity, home improvement, savings account, automobile and education loans. All loans to directors and executive officers are made in the ordinary course of business, do not involve more than the normal risk of collectibility and do not present any unfavorable features. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. The Bank's policy is to have all loans to directors and executive officers approved by the Board of Directors of the Bank.

     On May 1, 2001, the Company purchased 45,000 shares and 20,000 shares of MAF Bancorp Common Stock from Allen Koranda, Chief Executive Officer of the Company, and Kenneth Koranda, President of the Company, respectively, in private transactions. The purchase price for these shares was $26.83 per share, resulting in total proceeds of approximately $1.2 million and $537,000 for Allen Koranda and Kenneth Koranda, respectively. In each case, the purchase price per share did not exceed the then-prevailing market price for the Common Stock, and the transaction was consummated in accordance with terms approved by the disinterested members of the Board and satisfied a portion of the Company's existing stock repurchase program. The sale of shares by Allen Koranda was related to his marital dissolution agreement. The sale of shares by Kenneth Koranda was related to the satisfaction of various tax obligations and personal financial planning.

     The Bank has certain business relationships with the law firm in which Terry Ekl, a director of the Company, is a partner. See "Executive Compensation
- Compensation Committee Interlocks and Insider Participation."

                     PROPOSAL 2. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     The Company's independent auditors for the year ended December 31, 2001 were KPMG LLP. The Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Company and its affiliates, including the Bank, for the year ending December 31, 2002 subject to ratification of such appointment by the shareholders. Representatives of KPMG LLP are expected to attend the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

     Audit Fees. KPMG LLP has billed the Company $154,000, in the aggregate, for professional services rendered by them for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 31, 2001, and the reviews of the interim consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during the fiscal year ended December 31, 2001.

     Financial Information Systems Design and Implementation Fees. KPMG LLP has not billed the Company for professional services to the Company of the nature described in Regulation S-X Rule 2-01(c)(4)(ii) during the fiscal year ended December 31, 2001.

     All Other Fees. In addition to the fees described above under "Audit Fees," KPMG LLP has billed the Company $149,970, in the aggregate, for all other services rendered by them during the fiscal year ended December 31, 2001. This amount includes audit-related services and non-audit services. The audit-related services totaled $57,650 and were principally in connection with the filing of registration statements and other reports as required by the SEC, audits of employee benefit plans and issuance of various investor compliance reports. Non-audit services principally were for tax return review and tax consultation services and totaled $92,320.

     The Audit Committee has considered whether the services described under the caption "All Other Fees" performed by the independent auditors to the Company are compatible with maintaining the auditor's independence.

     Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2002.

     The Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2002.

Shareholder Proposals

     To be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in 2003, a shareholder proposal must be received by the Corporate Secretary of the Company at the address set forth on the first page of this proxy statement, no later than November 26, 2002. If such annual meeting is held on a date more than 30 calendar days from May 1, 2003, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the Rules and Regulations of the SEC.

Notice of Business to be Conducted at an Annual Meeting

     The bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. Under the bylaw provisions currently in effect, in order for a shareholder to properly bring business before the 2003 annual meeting, the shareholder must give written notice to the Corporate Secretary of the Company at the address on the front page of this proxy statement. To be timely, a shareholder's notice must be delivered or mailed to and received at the principal executive offices of the Company on or before January 24, 2003, or in the event that the date of the meeting is changed more than 30 days from May 1, 2003, such notice must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. The notice of proposed shareholder action must include the shareholder's name and address, as it appears on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. The shareholder's notice of nomination must contain all information relating to the nominee that is required to be disclosed by the Company's bylaws and by the Exchange Act. These procedures apply to any matter that a shareholder wishes to raise at the 2003 annual meeting, including those matters raised other than pursuant to 17 C.F.R. ss.240.14a-8 of the Rules and Regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2003 annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

     The Board of Directors knows of no business that will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

                                              By Order of the Board of Directors



                                              /s/ Carolyn Pihera

                                              Carolyn Pihera
                                              Corporate Secretary


Clarendon Hills, Illinois
March 25, 2002

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

                                 REVOCABLE PROXY

                                MAF BANCORP, INC.

   55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514 (630) 325-7300

                         ANNUAL MEETING OF SHAREHOLDERS

                             May 1, 2002, 10:00 a.m.

The undersigned hereby appoints the Board of Directors of MAF Bancorp, Inc. ("MAF Bancorp"), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of MAF Bancorp which the undersigned is entitled to vote only at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held on Wednesday, May 1, 2002, at 10:00 a.m., local time, at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from MAF Bancorp prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and proxy statement dated March 25, 2002, and the 2001 Annual Report to Shareholders.

     PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF

                     AND RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE                                                SEE REVERSE SIDE

                  (Continued and to be signed on reverse side.)

MAF BANCORP, INC.

CONTROL NUMBER

Mark this box with an X if you have made changes to your name or address details below.

A615

Proxy Card

 Please mark vote in box in the following manner using dark ink only.

X

The Board of Directors Recommends a Vote "FOR" each of the listed nominees.

1. Election of Directors for terms of three years each:

01. Allen H. Koranda 02. Robert Bowles 03.
David Burba


For Withhold

The Board of Directors Recommends a Vote "FOR" the listed proposal.

2. Ratification of the appointment of KPMG LLP as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 2002.

For Against Abstain

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


                                 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

NOTE: Please sign exactly as your name appears on this card (do not print). Please indicate any change in address. When shares are held by joint tenants, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature                                   Signature

Date